Filed under Rule 433
File No. 333-224366-01

Final Term Sheet

Arizona Public Service Company

$300,000,000 4.20% Notes due 2048

August 7, 2018

Issuer:	Arizona Public Service Company

Expected Ratings:	A2 / A- / A (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	August 7, 2018

Settlement Date:	August 9, 2018 (T+2)

Security:	4.20% Notes due 2048

Principal Amount:	$300,000,000

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2019

Maturity Date:	August 15, 2048

Interest Rate:	4.20%

Benchmark Treasury:	3.00% due February 15, 2048

Benchmark Treasury Price / Yield:	97-21 / 3.122%

Spread to Benchmark Treasury:	+112 basis points

Yield to Maturity:	4.242%

Public Offering Price:	99.290% per note

Optional Redemption:	Make-whole call at any time prior to February 15, 2048 at Treasury rate plus 20 basis points and, thereafter, at par

CUSIP/ISIN:	040555CX0 / US040555CX04

Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC
J.P. Morgan Securities LLC
PNC Capital Markets LLC

RBC Capital Markets, LLC
TD Securities (USA) LLC

Arizona Public Service Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Arizona Public Service Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll-free at (800) 269-6864, J.P. Morgan Securities LLC collect at (212) 834-4533, PNC Capital Markets LLC toll-free at (855) 881-0697, RBC Capital Markets, LLC toll-free at (866) 375-6829 and TD Securities (USA) LLC toll-free at (855) 495-9846.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.